Exhibit 23.3
Consent of Independent Auditors’

We consent to the incorporation by reference in the registration statements (Nos. 333-194578, 333-194581, 333-254168, 333-273218 and 333-275737) on Form S-8 of Liberty Global Ltd. of our report dated March 28, 2023, with respect to the consolidated statements of operations, shareholders’ equity, and cash flows of VodafoneZiggo Group Holding B.V. for the year ended December 31, 2022, and the related notes which report appears in the Form 10-K/A of Liberty Global Ltd. dated March 25, 2025.
/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands
March 21, 2025